EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated October 1, 2004, relating to the consolidated financial statements and financial statement schedule, which appears in Verilink Corporation’s Annual Report on Form 10-K for the year-ended July 2, 2004.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Birmingham, Alabama
December 17, 2004